Exhibit 15.3

4 March 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Rio Tinto plc and Rio Tinto Limited (together “Rio Tinto”) (copy attached). We understand Rio Tinto’s statements will be included under Item 16.F of its annual report on Form 20-F which will be filed with the Securities and Exchange Commission on 4 March 2019. We agree with the statements concerning our Firms contained therein.

Yours faithfully

/s/ PricewaterhouseCoopers LLP	/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP	PricewaterhouseCoopers
London, United Kingdom	Brisbane, Australia

16.F Change in registrant’s certifying accountant

On 12 June 2018, the company announced a proposal to appoint KPMG LLP and KPMG (together, “KPMG”) as external auditor for the financial year ending 31 December 2020, subject to shareholder approval. PricewaterhouseCoopers LLP and PricewaterhouseCoopers (together, “PricewaterhouseCoopers”), Rio Tinto’s current auditor, has been the Group’s auditor since 1995. PricewaterhouseCoopers will remain Rio Tinto’s external auditor, and will undertake the audit of Rio Tinto for the financial year ending 31 December 2019, subject to reappointment by shareholders at the 2019 annual general meetings. Such dismissal of PricewaterhouseCoopers will become effective upon completion of its procedures on the financial statements for the financial year ending 31 December 2019 and the filing of the related Form 20-F.

The proposed change of auditor followed a recommendation by the Audit Committee based on a formal tender process. Shareholder approval to confirm the appointment of KPMG will be sought at Rio Tinto’s annual general meetings in 2020.

During the two years prior to 31 December 2018, (1) PricewaterhouseCoopers has not issued any reports on the financial statements of Rio Tinto that contained an adverse opinion or a disclaimer of opinion, nor were the auditors’ reports of PricewaterhouseCoopers qualified or modified as to uncertainty, audit scope, or accounting principles, (2) there has not been any disagreement over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to PricewaterhouseCoopers’ satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its auditor’s reports for such years, or any “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

Rio Tinto has provided PricewaterhouseCoopers with a copy of the foregoing disclosure and has requested that they furnish Rio Tinto with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of such letter, dated 4 March 2019, in which PricewaterhouseCoopers state that they agree with such disclosure, is filed as Exhibit 15.3 to this 2018 Form 20-F.